                                                                    Exhibit 99.1

news release                                                           SONIC(TM)

FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION, CONTACT:
June 19, 2001                                     Paul Lefebvre, Sonic Solutions
                                           415.893.8000 phone . 415.893.8008 fax
NASDAQ:SNIC                                       paul_lefebvre@sonic.com  email
--------------------------------------------------------------------------------

                   Sonic Announces Settlement of Litigation

Marin County, California (June 19, 2001) - Sonic Solutions [NASDAQ: SNIC] today made the following announcement:

The Parties to the Sonic Solutions v. Spruce Technologies and Kirk Paulsen lawsuit have reached an agreement over their dispute regarding the alleged similarity between user interfaces. The terms of the settlement are confidential.


About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic (http://www.sonic.com) is the leading manufacturer of solutions for DVD publishing. Sonic DVDit!(TM) (http://www.dvdit.com) is the first application for DVD authoring targeted at videographers and corporate video producers, and is bundled with major video editing, capture, encoding and media production systems. Sonic MyDVD(TM) (http://www.mydvd.sonic.com) is the first DVD authoring application for consumers, making it easy to capture "your life on DVD." Sonic DVD Creator(R), Sonic Scenarist(R), Sonic ReelDVD(R) and Sonic DVD Fusion(R) are the most widely-used systems for professional DVD publishing, and are installed worldwide at major studios, post production facilities and in corporate marketing departments. SonicStudio(R) HD is the leading digital workstation for preparing audio for release on CD and is the first for creating content for the new DVD-Audio format. Sonic is a full voting member of the DVD Forum, the standards-setting body for the DVD format.


(C) 2001 Sonic, Sonic Solutions, the Sonic logo, cDVD, eDVD, MyDVD, DVDit!, and SonicStudio HD are trademarks of Sonic Solutions. Sonic DVD Creator, Sonic DVD Fusion, Scenarist, ReelDVD and SonicStudio are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners. Specifications, pricing and delivery schedules are subject to change without notice.